Exhibit (d)(4)

Form of Option Agreement pursuant to the Business Objects S.A.
2001 Option Plan

Part I

NOTICE OF STOCK OPTION GRANT

Name:

Address:

     You have been granted an option to subscribe Shares of the Company, subject to the terms and conditions of the 2001 Stock Option Plan (the Plan) and this Option Agreement, as follows. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

Grant Number: Date of Grant: Vesting Commencement Date: Exercise Price per Share: Total Number of Shares Granted: Total Exercise Price: Term/Expiration Date:

     Type of Option (for US Beneficiaries only): This Option is intended to be an Incentive Stock Option (“ISO”). However, in accordance with Section 422(d) of the Internal Revenue Code of 1986 as amended, to the extent that the aggregate fair market value of Shares subject to Incentive Stock Options which become exercisable for the first time during any calendar year (under all plans of the Company or any Affiliated Company) exceeds $100,000, such excess Options is treated as Non-statutory Stock Options (“NSO”).

     Vesting Schedule: This Option may be exercised, in whole or in part, in accordance with the following schedule: _____________________ provided that the Beneficiary remains in Continuous Status as a Beneficiary, as defined in section 2 (y) of the Plan, on such dates.

     Termination Period: This Option may be exercised for ninety (90) days after termination of the Optionee’s employment with the Company or the Affiliated Company as the case may be. Upon the death or Disability of the Optionee, this Option may be exercised for such longer period as provided in the Plan. Save as provided in the Plan, in no event shall this Option be exercised later than the Term/Expiration Date as provided above.

     By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. You have reviewed the Plan and this Option Agreement in their entirety, had the opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understand all provisions of the Plan and Option Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. You further agree to notify the Company upon any change in the residence address indicated above. You acknowledge and agree that this Option and its vesting schedule does not constitute an express or implied promise of continued employment and shall not interfere in any way with your right or the Company’s right to terminate your employment at any time. Further, the benefits, if any, arising from your Option, shall not form any part of their wages, pay or remuneration or count as wages, pay or remuneration for pension fund or other purposes. In no circumstances shall you on ceasing to hold your office or employment be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan, which you might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

     The Company and the Optionee recognize that the Plan and this Agreement have been prepared both in the French and the English language. The French version is the version that binds the parties, which is to be signed by the Optionee and returned to the Company; notwithstanding this, the English version represents an acceptable translation and, consequently, no official translation will be required for the interpretation of this agreement.

OPTIONEE:	FOR BUSINESS OBJECTS S.A.

Part II

TERMS AND CONDITION

     1. Grant of Option. The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the “Optionee”), an option (the “Option”) to subscribe the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the 2001 Stock Option Plan, which is incorporated herein by reference. Subject to Section 13(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

     If designated in the Notice of Grant as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Non-statutory Stock Option.

     2. Exercise of Option

     (a)  Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement. In the event of Optionee’s death, Disability or other termination of Optionee’s employment, the exercisability of the Option is governed by the applicable provisions of the Plan and this Option Agreement.

     (b)  Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached hereto (the “Exercise Notice”), comprising a share subscription form (bulletin de souscription) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company or its designated representative or by facsimile message to be immediately confirmed by certified mail to the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

     No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

     3. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (i) wire transfer; (ii) check; (iii) delivery of a properly executed notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or (iv) any combination of the foregoing methods of payment.

     4. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5. Terms of Option. Subject as provided in the Plan, this Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

     6. UK National Insurance Liability: By virtue of your acceptance of the rules of the Plan you are required to enter into an Election with the Company or Affiliated Company in the form attached to this agreement marked attachment C. In the event that the Optionee fails to enter into the Election as required by the terms of this Agreement, by signing and returning Attachment C to the Company within a period of 28 days of the date of receipt of this Agreement, then this Option shall terminate and shall there upon become null and void.

     6. Entire Agreement; Governing Law. The Plan incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the laws of the Republic of France.

     Any claim or dispute arising under the Plan or this Agreement shall be subject to the exclusive jurisdiction of the Tribunal de Grande Instance of Nanterre.

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